MGT Provides Update on Patent Infringement Action

One of Two Lawsuits to be Transferred to Illinois

Harrison, NY (April 24, 2014) – MGT Capital Investments, Inc. (NYSE MKT: MGT) was informed on April 23, 2014 that the United States Court of Appeals for the Federal Circuit ruled on a Petition for Writ of Mandamus, sought by WMS Gaming, Inc., a defendant in one of MGT’s patent infringement lawsuits. Mandamus was granted, thereby vacating the decision of the United States District Court for the Southern District of Mississippi that denied a motion by WMS to transfer the case to the United States District Court for the Northern District of Illinois. As a consequence, this case will be moved to Illinois.

Yesterday’s decision does not impact MGT’s ongoing action in Mississippi against Aruze Gaming, Inc. As previously disclosed, a Markman Hearing (also known as a claims construction hearing) has been scheduled in that case for September 25, 2014 in Jackson, MS. Moreover, yesterday’s decision has no bearing with respect to the merits of the Company’s allegations in any of its patent infringement lawsuits.

About MGT Capital Investments, Inc.

MGT Capital and its subsidiaries operate social and real money gaming sites online and in the mobile space, including ownership of the 4th largest daily fantasy sports wagering platform, www.DraftDay.com. In May 2014, the Company also expects to offer games of skill through www.MGTplay.com and social casino games with SlotChamp™, and is building an online portal for fantasy sports news and commentary, www.FantasySportsLive.com. In addition, the Company owns intellectual property relating to slot machines and has asserted its claims via patent infringement lawsuits.

Forward-looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company Contact

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

914-630-7431

rtraversa@mgtci.com